Exhibit 10.1

Dated 2020

Wilkinson Sword Limited

and

Colin Hutchison

Settlement Agreement

Contents

Clause Page

Clause	Page

This Agreement is dated 2020

Between

(1)Wilkinson Sword Limited whose registered office is at Sword House, Totteridge Road, High Wycombe, Bucks HP13 6DG (Company).
(2)Colin Hutchison of 7 Aspen Place, Maidenhead, Berkshire, SL6 6FR (Employee)

Background:

(A)The Employee’s employment with the Company shall terminate on 15 November 2020 ("Termination Date").
(B)The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with his engagement or its termination or otherwise against any Group Company (as defined below) or their officers, Consultants or workers, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that the Employee raises in this agreement.
(C)The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(D)The Company enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

NOW IT IS HEREBY AGREED as follows:-

1.Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1. Definitions:

"Adviser"	James Baker of Teacher Stern Solicitors.
"Contract of Employment"	the contract of employment between the Company and the Employee a copy of which is set out at Schedule 3.
"Group Company"	the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
"Post-Employment Notice Pay"	has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (as amended, extended or replaced from time to time).
"Second Settlement Agreement"	the settlement agreement a copy of which is set out at Schedule 4.
"Separation Agreement"	the U.S. Separation Agreement and General Release between Edgewell Personal Care Company.

2. Contract of Employment

2.1. The Employee shall be employed by the Company in accordance with the Contract of Employment. The Employee's employment with the Company shall terminate on the Termination Date. The Employee shall continue to be bound by such terms of the Contract of Employment as continue after the Termination Date (save as amended by clause 2.3 below).

2.2. The Employee will receive his normal salary and contractual benefits until the Termination Date subject to appropriate deductions in relation to income tax and national insurance.

2.3. The first paragraph of the Contract of Employment under the heading “Restraint on Competition” shall be amended so that it states as follows: “You shall not for a period of twelve months after the termination of your employment, engage or be concerned or interested in whether directly or indirectly and in any capacity whatsoever (whether on your own behalf or on behalf of any other person, firm or Company) in any business which competes or interferes with in any way whatsoever (whether directly or indirectly) or which once operational will so compete or interfere with such part or parts of the Company’s business as you were concerned to a material extent on behalf of the Company during the last twelve months of your active employment with the Company, save that you shall be permitted to seek the Company’s consent (and the Company shall not unreasonably withhold such consent) to accept and commence one or more roles as a non-executive director of any company whose business is or plans to be in the same or a similar sector to any brand operated by the Company and with which you were materially involved, provided that in the course of such role you will not breach any other term of this Agreement which operates following the termination of your employment.”

3. Separation Agreement

3.1. Subject to the Employee completing the Second Settlement Agreement within a period of fourteen days before the Termination Date the Employee will benefit from the payments and benefits provided by the Separation Agreement.

3.2. The payments and benefits provided by the Separation Agreement will be subject to appropriate deductions in respect of tax and other obligations.

3.3. The Employee has worked the full extent of any notice obligations in accordance with the Contract of Employment and as such the Company and the Employee believe that no part of the payments and benefits provided by the Separation Agreement are taxable as Post-Employment Notice Pay.

4. Legal fees

The Company shall pay the reasonable legal fees (up to a maximum of £600.00 plus VAT) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this agreement, such fees to be payable to the Adviser on production of an invoice addressed to the Employee but marked as payable by the Company.

5. Waiver of claims

5.1. The Employee agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against any Group Company or its officers, employees or workers arising out of his engagement with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 – Claims (each of which is waived by this clause).

5.2. The waiver in clause 5.1 shall not apply to any claims by the Employee to enforce this agreement or the Separation Agreement, in relation to accrued pension rights and in relation to any personal injury of which the Employee is unaware as at the date of this agreement (the “Excluded Claims”).

5.3. The Employee warrants that:
5.3.1. before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before a tribunal or other court;

5.3.2. the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

5.3.3. the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 - Adviser's certificate to this agreement;

5.3.4. before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against any Group Company or its officers, employees or workers;

5.3.5. the only claims that the Employee has or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to his engagement with the Company or its termination are specified in clause 5.1; and.

5.3.6. the Employee is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 5.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

5.4. The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

5.5. The waiver in clause 5.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.6. The Employee agrees that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 5.1, he shall not be eligible for any further payment from any Group Company relating to his engagement or its termination and he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his engagement not terminated.

6. Employee indemnities

If the Employee breaches any material provision of this agreement or pursues a claim against any Group Company arising out of his engagement or its termination (save for any of the Excluded Claims), he agrees to indemnify any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

7. Third party rights

Except as expressly provided elsewhere in this agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

8. Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

9. Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

10. Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

11. Counterparts

This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

Signed by a representative of the Company /s/ John Hill............ Date: May 28, 2020
Signed by the Employee  /s/ Colin Hutchison Date: May 28, 2020

Schedule 1 – Claims
1.Claims:

1.1. for breach of contract or wrongful dismissal;

1.2. for unfair dismissal, under section 111 of the Engagement Rights Act 1996;

1.3. in relation to the right to a written statement of reasons for dismissal, under section 93 of the Engagement Rights Act 1996;

1.4. for a statutory redundancy payment, under section 163 of the Engagement Rights Act 1996;

1.5. in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Engagement Rights Act 1996;

1.6. for unlawful detriment, under section 48 of the Engagement Rights Act 1996 or section 56 of the Pensions Act 2008;

1.7. in relation to written engagement particulars and itemised pay statements, under section 11 of the Engagement Rights Act 1996;

1.8. in relation to guarantee payments, under section 34 of the Engagement Rights Act 1996;

1.9. in relation to suspension from work, under section 70 of the Engagement Rights Act 1996;

1.10. in relation to parental leave, under section 80 of the Engagement Rights Act 1996;

1.11. in relation to a request for flexible working, under section 80H of the Engagement Rights Act 1996;

1.12. in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Engagement Rights Act 1996;

1.13. in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

1.14. in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

1.15. for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

1.16. for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;

1.17. for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

1.18. for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

1.19. for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

1.20. for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

1.21. for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

1.22. for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.23. for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Consultants (Prevention of Less Favourable Treatment) Regulations 2002;

1.24. under regulations 27 and 32 of the Transnational Information and Consultation of Consultants Regulations 1999;

1.25. under regulations 29 and 33 of the Information and Consultation of Consultants Regulations 2004;

1.26. under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

1.27. under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.28. under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

1.29. in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Engagement) Regulations 2006;

1.30. in relation to the right to be accompanied under section 11 of the Engagement Relations Act 1999;

1.31. in relation to refusal of engagement, refusal of engagement agency services and detriment under regulations 5, 6 and 9 of the Engagement Relations Act 1999 (Blacklists) Regulations 2010;

1.32. in relation to the right to request time off for study or training under section 63I of the Engagement Rights Act 1996; and

1.33. in relation to the right to equal treatment, access to collective facilities and amenities, access to engagement vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010.

1.34. in relation to personal injury, of which the Employee is aware or ought reasonably to be aware of such claims at the date of this agreement;

1.35. for harassment under the Protection from Harassment Act 1997;

1.36. for failure to comply with obligations under the Human Rights Act 1998;

1.37. for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation ((EU) 2016/679);

1.38. arising as a consequence of the United Kingdom's membership of the European Union; and

1.39. in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Schedule 2 - Adviser's certificate

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of [DETAILS]

[DATE]

Dear Sirs,

I am writing in connection with the agreement between my client, [NAME], and [NAME OF COMPANY] (Company) (Agreement) to confirm that:

1. I, [NAME OF ADVISER] of [FIRM], whose address is [ADDRESS], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2. I have given [NAME] legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 – Claims of the Agreement.

3. I gave the advice to [NAME] as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 5.4.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by [NAME] in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

[NAME OF ADVISER]

[DATE]

Schedule 3 – Contract of Employment

STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

THIS AGREEMENT is made on the 18th day of May 2020.

BETWEEN

(1) Wilkinson Sword Limited of Sword House, Totteridge Road, High Wycombe, Bucks HP13 6DG (“the Company”) and

(2) Colin Hutchison of 7 Aspen Place, Maidenhead, Berkshire, SL6 6FR (“the Colleague”).

This Statement sets out the particulars of employment which we are required to give to you under the Employment Rights Act 1996 (as amended). This Statement together with the Policies and Procedures, unless otherwise stated, form your contract of employment with the Company.

This statement replaces all and any of your previous terms and conditions of employment with this Company or any other Company within this Group of Companies.

OFFERS OF EMPLOYMENT

Immigration, Asylum & Nationality Act 2006

In accordance with the Immigration, Asylum & Nationality Act 2006, the law makes it a criminal offence to employ a person who is subject to immigration control. You are therefore required to provide evidence of your eligibility to work in the UK. Details of acceptable documentation are listed in the enclosed Immigration, Asylum and Nationality Act Fact Sheet, for your information.
You are also required to disclose to the Company prior to accepting an offer of employment any criminal convictions which are not spent and details of current driving convictions if you have been allocated a business need car.

COMMENCEMENT AND CONTINUITY

Your employment with the Company commences on 1st July 2020.

Continuous employment with this Company commenced on 4th May 2004.

JOB TITLE

The title of the job for which you are employed is Chief Operating Officer.

DUTIES

The Company reserves the right to move you to an alternative position appropriate to your status and experience and/or to vary the nature of your job. You will be given prior written notification of any change in your job title or the nature of your job as may arise from time to time. In order to meet the changing needs of the Company’s business, you may from time to time be required to undertake additional or alternative duties whether at the same or at a different location.

PAY

Your annual pay will be determined by using your current US salary converted into GBP using the exchange rate as at 1st July 2020. Your pay will be shown on an itemised pay statement and be paid by bank transfer directly into your UK bank account/building society by 12 equal monthly instalments in arrears on or about the 24th day of each month or the nearest previous Friday which is a working day. Salary is paid net of tax, National Insurance and other deductions required by law.

EXECUTIVE OFICER BONUS PLAN

You will be eligible for consideration for an award under the Executive Officer Bonus Plan. The bonus plan operates from 1st October to 30th September of each year. You will continue the plan as of 1st July 2020, on the Bonus Base of 80% of your basic annual salary. Full details of the scheme will be provided to. Please note that awards under this scheme are discretionary and are performance related and not guaranteed.
In the event that your employment with the Company ends for any reason before the end of the financial year there is no entitlement to bonus. In the event that you leave the organisation after the financial year has been completed and prior to the payment of the bonus, you will still be entitled to receive any bonus payment.

DEDUCTIONS

For the purposes of Part II of the Employment Rights Act 1996 you hereby authorise the Company to deduct from your pay any sums which you may at any time owe to the Company arising as follows including, without limitation, any excess holiday, insufficient notice given by you to the Company, any overpayments or outstanding loans made to you by the Company or any costs owed by you to the Company by virtue of work carried out on your behalf or any losses suffered by the Company either as a result or damage to the Company’s property caused by you or due to your deliberate breach of authority or deliberate breach of the Company’s rules. In the case of an overpayment you should immediately inform your Manager and the Human Resources Department.

LOCATION

Your usual place of work when based at Wilkinson Sword Limited/Edgewell offices will be the Company’s premises at Sword House, Totteridge Road, High Wycombe, Bucks, HP13 6DG or at such other location as the Company shall reasonably require from time to time.

Should relocation be necessary and involve a move from your current address, you may be eligible to receive a relocation allowance which will be paid in such sum and in such circumstances as the Company will determine at its absolute discretion. You may also be required to travel as necessary in the performance of your duties both throughout and outside of the UK. In the event of a transfer to a location outside of the UK the specific terms of your employment overseas will be confirmed to you in writing before any transfer takes place.

HOURS OF WORK

Your normal hours of work are 37 hours per week as follows:
Monday to Thursday 09.00 to 17.15 *
Friday 09.00 to 16.45 *
*includes 45 minute unpaid lunch break

As you are expected to work such hours as are necessary to cope with the demands of your own workload and that of the Company’s business generally, you are expected to work such additional hours as are necessary from time to time, either when requested to do so by the Company or when the proper performance of your work so requires and you will not be paid for any overtime worked.

The Company reserves the right to introduce different start and finish times subject to reasonable notice as operationally necessary.

HOLIDAYS

The Company’s holiday year runs from 1st January to 31st December. In addition to the usual eight Bank and Public holidays (New Year’s Day, Good Friday, Easter Monday, May Day holiday, Spring Bank holiday, August Bank holiday, Christmas Day and Boxing Day) your holiday entitlement is 25 days in any one holiday year. Holidays are to be taken at a time, or times, convenient to the Company.

At the end of employment with the Company, the Company may recover from you a sum in respect of any holiday taken in excess of the annual holiday entitlement and may deduct this sum from any sums due to you from the Company as at the date of termination of employment. Where necessary, the Company may apply to you to repay forthwith any sum which then remains outstanding. If you provide insufficient notice to terminate your employment with the Company, the Company reserves the right to withhold such Company holiday pay as might otherwise be due. Holiday pay for these purposes is calculated as 2 days per month of annual pay.

OTHER PAID LEAVE

You may be eligible to take other types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time. Types of paid leave include maternity leave, paternity leave, adoption leave, shared parental leave, parental bereavement leave, attending an antenatal appointment (but not accompanying a pregnant woman to an antenatal appointment) and time off to attend adoption appointments.

TRAINING

During your employment you must complete all mandatory training which will be paid for by the Company.

You may be offered the opportunity to complete training based on needs, which will be paid for by the Company. There may be training course requirements subject to you signing a training costs repayment agreement at the commencement of the course.

OCCUPATIONAL SICK PAY

The Company operates an Occupational Sick Pay Scheme (OSP) for the benefit of its colleagues. The scheme provides pay to colleagues who are absent due to personal sickness (including injury or other disability). The Company also operates the Government’s Statutory Sick Pay Scheme (SSP) which runs in tandem with the Company’s own Scheme. Please refer to the Company Policy for further information.
Failure to comply with the Company’s procedure on sickness absence and the reporting of it as set out in the Company Policy could result in delays in payment being made of OSP and SSP and in some cases the withholding of payments of Occupational Sick Pay.

PENSION

To allow you to make your own pension arrangements, you will be paid a supplement each month of 6% of your monthly salary. This will be paid net of tax, National Insurance and other deductions required by law.
In addition, you will receive a payment of 6% of your FY20 bonus payment, also paid as a supplement and paid net of tax, National Insurance and other deductions required by law.

For the avoidance of doubt, these payments are not part of your salary and will not be taken into account in calculating any benefits or payments that use base salary as a reference point. Similarly, the supplement paid on the bonus will not be taken into account in calculating any benefits or payments that the bonus payment as a reference point.

LIFE ASSURANCE

The Company’s life assurance scheme is subject to the rules for the time being in force of the scheme or any related policy of insurance and/or any applicable Inland Revenue rules. The Company reserves the right to change the insurance company with which its scheme is maintained, to change the rules of its scheme for the time being (including the basis of cover or scale or level of benefit) or to discontinue life assurance cover altogether and/or to terminate any Colleague’s participation in any such scheme. The scheme trustees have discretion as to the ultimate beneficiary of any life assurance benefit payable under the Company’s life assurance scheme for the time being. Some employees may be subject to medical underwriting before being accepted into this scheme.

Please refer to the additional information relating to Life Assurance found in the enclosed pack of information.

PRIVATE MEDICAL INSURANCE

You and your partner are entitled to participate in the Company’s private healthcare cover, subject to the rules for the time being in force of the scheme or any related policy of insurance and subject to the acceptance by the Insurance Company. Please complete and submit the application form to Human Resources in order activate this benefit on your behalf. You may contribute to the scheme should you wish other members of your family to be covered (This is limited to children only). Any additional premium which you choose to pay will be collected via your monthly pay.
The Company reserves the right to change the insurance company with which its scheme is maintained, to change the rules of its scheme for the time being (including the basis of cover or scale or level of benefit) or to discontinue this cover altogether and/or to terminate any colleague’s or their dependants participation in any such scheme. This benefit ceases on the termination date of your employment. There is no entitlement to compensation for loss of this benefit. Please note that this is a taxable benefit.

PERMANENT HEALTH INSURANCE

The Company operates and pays the cost of a Permanent Health Insurance scheme on your behalf. Currently this is non-contributory. The Company reserves the right to change the insurance company with which its scheme is maintained, to change the rules of its scheme for the time being (including the basis of cover or scale or level of benefit) or to discontinue this cover altogether and/or to terminate any Colleague’s participation in any such scheme. The Company reserves the right to terminate the employment of any scheme member in receipt of such benefit should the insurance company withdraw the entitlement to the approval of the claim at any time. This benefit ceases on the termination date of your employment. There is no entitlement to compensation for loss of this benefit. Some employees may be subject to medical underwriting before being accepted into this scheme.
Please refer to the additional information relating to Permanent Health Insurance found in the enclosed pack of information.

EMPLOYEE ASSISTANCE PROGRAMME

The Company operates and pays the cost of an Employee Support Programme on your behalf. The Company reserves the right to change the company with which its scheme is maintained, to change the rules of its scheme for the time being (including the basis of cover or scale or level of benefit) or to discontinue this benefit altogether and/or to terminate any Colleague’s participation in any such scheme. This benefit ceases on the termination date of your employment. There is no entitlement to compensation for loss of this benefit.
Please refer to the additional information relating to Employee Assistance Programme found in the enclosed pack of information.

CAR ALLOWANCE

You will be provided with a cash allowance of £10,300 per annum. The Company reserves the right to change the amount, withdraw participants or to discontinue this benefit altogether. There is no entitlement to compensation for loss of this benefit. Please note that this is a taxable benefit.
It is a condition of your employment that you retain a valid UK/European Community driving licence. Any change to your licence status must be notified in writing to your Manager immediately. You are wholly responsible for any motoring convictions or penalties (including parking fines).

NOTICE

You are required to give three months’ notice in writing to terminate your employment. The Company reserves the right to make a payment in lieu of notice when terminating employment.

Upon the termination of your employment by the company the company will provide you with the notice as stated above or the statutory notice, if the statutory notice is greater than the notice as stated above.

In the event of you failing to give the requisite period of notice then the Company shall be entitled to retain such amount of your final pay and/or accrued holiday pay (subject to your entitlements under the Working Time Regulations 1998) as corresponds with the amount of notice due from you but not given.

The Company reserves the right to require you to remain away from work during your notice period, at the Company’s sole discretion. Where the Company requires you to stay at home under this clause, it is relieved from any obligations to provide you with work to do and your normal duties will be suspended for the duration of the notice period. You will also be prohibited from accessing the Company’s premises and having or making any contact with any work colleagues and customers. During this period you will receive your normal pay and benefits.

Nothing in this agreement shall prevent the Company from terminating your employment without notice if it considers that you are guilty of gross misconduct (examples of which are set out in the disciplinary procedure).

DISCIPLINARY POLICY

The disciplinary procedures which will apply to you are set out in the Disciplinary Policy. These procedures do not form part of your Contract of Employment.

GRIEVANCE POLICY

The grievance procedures which will apply to you are set out in the Grievance Policy. If you have a Grievance in relation to your employment you should in the first instance state your grievance in writing to your line manager. These procedures do not form part of your Contract of Employment.

APPEAL

If you are dissatisfied about a disciplinary or grievance action decision taken against you, you may appeal in writing to the nominated manager. Details of the full Appeal Procedures are contained within both the Disciplinary and Grievance policies.

CONFIDENTIALITY

During the course of your employment with the Company you will have access to and gain knowledge of the Company’s and/or its customers’ confidential information as defined in this clause. You acknowledge that the disclosure of any such confidential information to a third party would do serious damage to the Company and/or, as the case may be, its customers. Each colleague has access to a variety of information concerning Company product including, but not limited to: marketing plans (including new product strategy), manufacture, purchasing, accounting and engineering information, sale and data processing data and details, etc. It is your obligation to protect against the unauthorized disclosure of this information.
Please remember that casual conversations about the Company with any third party may result in a disclosure of the Company’s confidential information. Such conversations include those with acquaintances, former colleagues, suppliers and/or customers, whether in person, at a seminar or trade show, at social gatherings or over the telephone. Where it is necessary for business purposes to disclose confidential information to a third party, the Legal Division should be consulted and may provide a secrecy or nondisclosure agreement to control the release and use of the information.
While computers, telecommunications and cellular phone systems are an integral part of our business, you must not disclose your computer password to any other person and should not allow any other person to use your computer. Be aware that information transmitted through the use of email via the Internet, mobile phones or the Internet can be intercepted or misdirected by third parties. Therefore, DO NOT disclose or discuss confidential information while utilizing these types of systems.

Confidential information must never be discussed in public areas within the Company (e.g. hallways, kitchen area, bathrooms). Also, please remember to collect all confidential information (i.e. papers, notes, memorandum, handouts) when leaving any meeting or conference room.

It is important to be aware that all kinds of information you have access to relating to Company products may be information which the Company may not want to be disclosed. It is always better to presume, if you are unsure, that any such information falls under this category and treat it accordingly. Please also be reminded that;
• You recognise that, whilst performing your duties for the Company you will have access to and come into contact with trade secrets and confidential information belonging to the Company. You therefore agree that restriction contained or referred to in this memo is reasonable and necessary to protect the legitimate business interests of the Company both during and after termination of your employment.
• You recognise and acknowledge that the trade secrets, know-how and proprietary processes of the Company including but not limited to, information concerning the Company’s inventions, discoveries, improvements, formulas, apparatus, equipment, methods, research, source codes, programmes, programme documentation, marketing and sales information, business plans and confidential customer information (including lists and pricing policies) are valuable. You agree that you will not, during or after the termination of your employment disclose any such confidential information to any person, firm, corporation, association or other entity for any reason. You shall not make use of any such confidential information for you own purposes or for the benefit of any other person or entity.
• You shall at the request of the Company execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its rights, title or interest in or to any such confidential information. You agree that all documents and equipment relating to the Company’s business that you use or prepare (including copies thereof) remain the sole and exclusive property of the Company. You further agree to deliver such property to the Company immediately upon the termination of this Agreement or at any other time at the request of the Company.

• Upon termination of employment, you may be required to sign a warranty that you have fully complied with this clause and that you will continue to comply with this clause.

If you are in doubt as to whether information is of a confidential nature or not, you have a duty to check with your Manager or the HR Team.

The express duties of fidelity and confidentiality identified herein are deemed to be in addition to any duties implied by law. Nothing in this Agreement will prevent you making a ‘protected disclosure ‘within the meaning of the Public Interest Disclosure Act 1998.

CONFLICT OF INTEREST

Colleagues have a duty of loyalty to the Company. A conflict of interest may occur if a colleague’s outside activities or personal interests influence or appear to influence their ability to make objective decisions in the course of their job responsibilities. Colleagues may not use their position with the Company to gain a personal advantage or to use Company resources for purposes other than legitimate business reasons. Colleagues may never act in a way that is detrimental to the Company.

It is a colleague’s obligation to ensure that they remain free of conflicts of interest in the performance of their responsibilities to the Company. If the following situations involve a colleague or any member of their immediate family, real or perceived conflicts of interest may arise:

• Association as a director, colleague or consultant with any enterprise that presently competes with, or is a customer, supplier or contractor of the Company;
• Having a controlling or substantial interest, or ownership of a substantial stock position, in a competitor, a customer, a supplier or a contractor of the Company, except for holdings in a publicly traded corporation where the amount owned is insignificant in relation to the total amount of publicly held securities of the Company; or
• Formal or informal agreements, arrangements or understandings whereby a personal benefit will accrue to an officer, colleague or Director of the Company, or a member of his or her family, as a result of action taken in the performance of the individual's duties on behalf of the Company;
• A colleague’s spouse/partner enters into the employment of any direct competitor of the Company.

In addition, to avoid the appearance of conflict, the Company prohibits colleagues that are married, related or cohabitating from being employed in a direct reporting relationship.

Situations which might constitute a conflict of interest must always be reported to a member of the Human Resources Team.

RESTRAINT ON COMPETITION

You shall not for a period of twelve months after the termination of your employment, engage or be concerned or interested in whether directly or indirectly and in any capacity whatsoever (whether on your own behalf or on behalf of any other person, firm or Company) in any business which competes or interferes with in any way whatsoever (whether directly or indirectly) or which once operational will so compete or interfere with such part or parts of the Company’s business as you were concerned to a material extent on behalf of the Company during the last twelve months of your active employment with the Company.

You shall not for a period of twelve months after the termination of your employment whether directly or indirectly any in any capacity whatsoever (whether on your own behalf or on behalf of any other person, firm or Company) canvas, solicit, accept or deal with (or attempt to do so) in competition with the Company, the custom or business of any person, firm or Company who during the period of twelve months immediately preceding the termination of your active employment was a customer, prospective customer or supplier of the Company and with whom you had personal contact or dealings on behalf of the Company and in relation to such part or parts of the Company’s business as you were concerned to a material extent during the last twelve months of your active employment with the Company. A prospective customer is a person firm or company who as at the date of termination of your active employment with the Company was negotiating with the Company with a view to dealing with the Company as a customer in relation to such part or parts of the Company’s business as you were concerned to a material extent during the last twelve months of your active employment with the Company.

You shall not for a period of twelve months after the termination of your employment whether directly or indirectly and in any capacity whatsoever (whether on your own behalf or on behalf of any other person, firm or Company) approach any person with whom during the last twelve months of your employment, you had a close working relationship on behalf of the Company, with a view to recruiting that person to a business venture which competes, whether directly or indirectly (or which will, once operational, compete) with such part or parts of the Company’s business as you were concerned with to a material extent during the last twelve months of your active employment with the Company or with a view to directly or indirectly inducing or seeking to induce that person to leave the employment of the Company whether or not this would be a breach of contract by that person.

Following termination of employment (for whatever reason) not hold yourself out as having any continuing connection with the Company.

INTELLECTUAL PROPERTY

If at any time during this employment (whether alone or with any other person or persons) you make any invention whether relating directly or indirectly to the business of the Company, you shall promptly disclose to the Company full details, including drawings and models, of such invention to enable the Company to determine whether it is a Company Invention. If the invention is not a Company Invention the Company shall treat all information disclosed to it by you as confidential information and your property.
If the invention is a Company Invention, you shall hold it in trust for the Company, and at the request and expense of the Company do all things necessary or desirable to enable the Company, or its nominee, to obtain the benefit of the Company Invention and to secure patent or other appropriate forms of protection for it throughout the World and to vest such protection and all right, title and interest to and in the same absolutely in the Company as sole beneficial owner.

Decisions as to the patenting and exploitation of any Company Invention shall be at the sole discretion of the Company. You shall immediately disclose any Invention to the Company and the Invention shall belong to and be the absolute property of the Company. “Invention” is defined as any discovery, invention, secret process, improvement in procedure, trade mark, design or copyright work made, discovered or produced by you in the course of your employment whether during your normal duties or during duties specifically assigned to you whether or not made, discovered or produced by you at work or at home, whether or not made, discovered or produced by you during your normal hours of work and which is in connection with or in any way affects or relates to the business of the Company or is capable of being used or attempted to be used in connection with the business of the Company.

You shall, at the request and expense of the Company, whether during or after the termination of your employment, apply or join in applying for patents, trademarks or other equivalent protection in the United Kingdom or any other part of the world for any Invention and complete all instruments and do all things necessary for vesting patents, trademarks or other equivalent protection when obtained and all rights, title and interest of the same in the Company (or its nominee) absolutely and as sole beneficial owner. You hereby irrevocably appoint Vice President - Europe or such other officer the Company may wish to appoint to be your attorney in your name and on your behalf to complete any such instrument or do any such thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause.

Until such time as any invention is fully tested in the Company, you shall hold all rights, title and interest in the Invention in trust for the Company absolutely.

You agree that you will not (whether during or after your employment) apply or join in applying for any patent, registered design, trade mark or other equivalent protection in respect of any Invention without prior written approval of the Company.

You shall promptly disclose to the Company all copyright works originated, conceived or written or made by you at any time during your employment whether alone or with others (except only those works originated, conceived or written or made by you wholly outside your normal working hours and wholly unconnected with your employment) and shall until such rights shall be fully and absolutely vested in the Company hold them in trust for the Company.

You hereby assign to the Company by way of future assignment of all copyright and other proprietary rights (if any) for the full term thereof throughout the World in respect of all copyright works originated, conceived, written or made by you at any time during your employment (except only those works originated, conceived, written or made by you wholly outside your normal working hours and wholly unconnected with your employment).

It is agreed that for the purpose of any Registered Designs the covenants on the part of the Company in this agreement shall as between the Company and you be treated as good consideration and the Company shall be the proprietor of any design to which these clauses apply.

You will at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company under these clauses.

You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 in accordance with your authorship of any existing or future copyright work in the course of your employment in whatever part of the World such rights may be enforceable.

You hereby irrevocably appoint such officer the Company may wish to appoint to be your attorney in your name and on your behalf to execute and do any such instrument or thing and generally to use your name for the purpose of giving to the Company the full benefit of these clauses.

Nothing in this clause shall be construed as restricting your rights or those of the Company under Sections 39 to 43 Patents Act 1977.

The Employee shall not during this Employment, make otherwise than for the benefit of the Employer, any notes or memoranda relating to any matter within the scope of the business of the Employer, or any Colleague, Company, or concerning any of its dealings or affairs nor shall the Employee either during his Employment or afterwards use or permit to be used such notes or memoranda otherwise than for the benefit of the Employer, it being the intention of the parties hereto that all such notes or memoranda made by the Employee shall be the property of the Employer, and left at its registered office upon the termination of the Employee's employment.

The rights and obligations contained in this clause shall continue after the Employment is terminated (for any reason whatsoever and whether legally or otherwise) in respect of works, discoveries, developments, inventions, secret processes or improvements made or discovered or produced by the Employee, during his Employment and shall be binding upon the legal personal representatives of the Employee.

NON-SOLICITATION OF COLLEAGUES

You shall not without the prior written consent of the Company for a period of twelve months after the termination of your employment (however and whenever such termination occurs) whether on your own account or jointly with or as agent for any individual, firm or company, directly or indirectly (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) entice, induce, solicit or encourage any colleague who is employed by the Company or any subsidiary or associated company at the date of termination of your employment and with whom you had direct contact or dealings during the last twelve months of your employment with the Company to leave the Company’s employment or that of a subsidiary or associated company for the purpose of being involved in a business which competes with the business of the Company or any subsidiary or associated company for which you have performed substantial services during the period twelve months prior to the termination of your employment.

DUTY TO DEVOTE FULL TIME AND DUTIES GENERALLY

During your hours of work for the Company, you must devote the whole of your time, attention and abilities to your duties for the Company and at such other times as may be reasonably necessary to fulfil those duties. You may not, under any circumstances, whether directly or indirectly undertake any other duties of whatever kind whether paid or unpaid during your hours of work for the Company, unless expressly so authorised in writing by your line manager in consultation with the Human Resources Manager.
Outside your normal hours of work, you may not without the prior written consent of the Company (which will not be unreasonably withheld) engage in or be interested in either directly or indirectly any business, undertaking, activity or employment which might require you to disclose any confidential information relating to the Company and/or which is similar or in any way connected to or competitive with the business in which you work and/or which could or might reasonably be considered by others to impair your ability to act at all times in the best interests of the Company and its customers.

DIGNITY AT WORK

The Company is an Equal Opportunities employer. You must not discriminate either directly or indirectly against another Colleague or potential Colleague on the grounds of disability, colour, race, nationality, marital status, sex, sexual orientation, religion or age. The Company's Dignity At Work policy is set out in the Company Policies. Any acts of discrimination will be considered gross misconduct and will be dealt with within the framework of the Company's disciplinary procedure.

DUTY TO DELIVER PAPERS/PROPERTY

At any time upon the request of the Company and/or upon the termination of your employment (for whatever reason) you will deliver up all notes, memoranda, correspondence, documents, specifications, computers, computer disks, papers, Company credit cards, keys, lap tops, mobile phones, passwords and Company property which are in your possession or under your control which relate in any way to the Company or its customers and no copies shall be retained by you or given to a third party.

DATA PROTECTION

The Company retains personal data about you for a number of reasons. This data includes, but is not limited to, human resources and payroll information, personnel records, appraisals, attendance and disciplinary records and training records. In addition, the Company may process sensitive personal data concerning your physical or mental health in order to monitor sick leave and take decisions as to your fitness for work, as well as racial or ethnic origin or religious or similar information, in order to monitor compliance with equal opportunities legislation.

The Company may make such information available to those who provide products or services to the Company (such as advisers, payroll administrators, as well as pension scheme, life assurance and private health care insurance providers), regulatory authorities, potential purchasers of the Company or the business in which you work, and as may be required by law.

The Company may transfer to and store the information we collect about you in countries other than the country in which the information was originally collected, including destinations outside the European Economic Area (“EEA”). Those countries may not have the same data protection laws as the country in which you provided the information. When the Company transfers your information to such countries, it will comply with applicable legal requirements providing adequate protection for the transfer of information to countries outside the EEA.

You are responsible for informing the Human Resources Department where there is a change in your personal circumstances such as name, marital status, address, telephone number, banking details, next of kin (including address and contact details), academic qualifications and membership of professional institutions. The Company may change its data protection policy at any time and will notify you in writing of any changes.

CHANGES IN TERMS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of your terms and conditions of employment. You will be notified of minor changes via the most appropriate form of communication as deemed appropriate by the Company.
You will be given not less than one month’s notice of any changes which may be given by way of an individual notice or a general notice. Such changes will be deemed to be accepted by you unless you notify the Company of any objection in writing before the expiry of the stated notice period.

OTHER PARTICULARS

The Company currently does not recognise any Trade Union and there are no Collective Agreement(s) which may directly affect your Terms and Conditions of Employment.
These Terms and Conditions shall be governed by and interpreted in accordance with the laws of England and Wales.

I acknowledge receipt of this Statement of Terms and Conditions of employment. I confirm that I have read and understood them and accept that unless otherwise stated, these form my contract of employment with the Company.

Signed          (The Company)
Signature          (The Colleague)
Date            May 26 2020

Schedule 4 – Second Settlement Agreement

Dated 2020

Wilkinson Sword Limited

and

Colin Hutchison

Second Settlement Agreement

Contents

Clause Page

Clause	Page

This Agreement is dated 2020

Between

(3) Wilkinson Sword Limited whose registered office is at Sword House, Totteridge Road, High Wycombe, Bucks HP13 6DG (Company).

(4) Colin Hutchison of 7 Aspen Place, Maidenhead, Berkshire, SL6 6FR (Employee)

Background:

(A) The Employee’s employment with the Company shall terminate on 15 November 2020 ("Termination Date").

(B) The parties have entered into this agreement to record and implement the terms on which they have agreed to settle any claims that the Employee has or may have in connection with his engagement or its termination or otherwise against any Group Company (as defined below) or their officers, Consultants or workers, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement, and including, in particular, the statutory complaints that the Employee raises in this agreement.

(C) The parties intend this agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.

(D) The Company enters into this agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

NOW IT IS HEREBY AGREED as follows:-

1. Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1. Definitions:
"Adviser"  James Baker of Teacher Stern Solicitors.
"Settlement Agreement"  the settlement agreement between the Company and the Employee dated [  ] 2020.

2. Payment

2.1. The Company will pay to the Employee £1.00 within fourteen days of the Termination Date.

3. Waiver of claims

3.1. The Employee agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against any Group Company or its officers, employees or workers arising out of his engagement with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 – Claims (each of which is waived by this clause).

3.2. The waiver in clause 5.1 shall not apply to:-

3.2.1. any claims by the Employee to enforce the Settlement Agreement; and

3.2.2. any claims by the Employee to enforce this agreement.

3.3. The Employee warrants that:

3.3.1. before entering into this agreement he received independent advice from the Adviser as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before a tribunal or other court;

3.3.2. the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

3.3.3. the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 - Adviser's certificate to this agreement;

3.3.4. before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against any Group Company or its officers, employees or workers;

3.3.5. the only claims that the Employee has or may have against any Group Company or its officers, employees or workers (whether at the time of entering into this agreement or in the future) relating to his engagement with the Company or its termination are specified in clause 5.1; and.

3.3.6. the Employee is not aware of any facts or circumstances that may give rise to any claim against any Group Company or its officers, employees or workers other than those claims specified in clause 5.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

3.4. The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

3.5. The waiver in clause 5.1 shall have effect irrespective of whether or not, at the date of this agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

3.6. The Employee agrees that, except for the payments and benefits provided for in this agreement, and subject to the waiver in clause 5.1, he shall not be eligible for any further payment from any Group Company relating to his engagement or its termination and he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme, under any share plan operated by any Group Company or any stand-alone share incentive arrangement, or to any other benefit, payment or award he may have received had his engagement not terminated.

4. Employee indemnities

If the Employee breaches any material provision of this agreement or pursues a claim against any Group Company arising out of his engagement or its termination he agrees to indemnify any Group Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

5. Third party rights

Except as expressly provided elsewhere in this agreement, no person other than the Employee and any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

6. Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

7. Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

8. Subject to contract and without prejudice

This agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

9. Counterparts

This agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

Signed by the Employee    ....................................... Date:…………

Schedule 1 – Claims

1. Claims:

1.1. for breach of contract or wrongful dismissal;

1.2. for unfair dismissal, under section 111 of the Engagement Rights Act 1996;

1.3. in relation to the right to a written statement of reasons for dismissal, under section 93 of the Engagement Rights Act 1996;

1.4. for a statutory redundancy payment, under section 163 of the Engagement Rights Act 1996;

1.5. in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Engagement Rights Act 1996;

1.6. for unlawful detriment, under section 48 of the Engagement Rights Act 1996 or section 56 of the Pensions Act 2008;

1.7. in relation to written engagement particulars and itemised pay statements, under section 11 of the Engagement Rights Act 1996;

1.8. in relation to guarantee payments, under section 34 of the Engagement Rights Act 1996;

1.9. in relation to suspension from work, under section 70 of the Engagement Rights Act 1996;

1.10. in relation to parental leave, under section 80 of the Engagement Rights Act 1996;

1.11. in relation to a request for flexible working, under section 80H of the Engagement Rights Act 1996;

1.12. in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63 and 63C of the Engagement Rights Act 1996;

1.13. in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

1.14. in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

1.15. for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

1.16. for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;

1.17. for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

1.18. for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

1.19. for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

1.20. for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

1.21. for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

1.22. for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.23. for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Consultants (Prevention of Less Favourable Treatment) Regulations 2002;

1.24. under regulations 27 and 32 of the Transnational Information and Consultation of Consultants Regulations 1999;

1.25. under regulations 29 and 33 of the Information and Consultation of Consultants Regulations 2004;

1.26. under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

1.27. under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.28. under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

1.29. in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Engagement) Regulations 2006;

1.30. in relation to the right to be accompanied under section 11 of the Engagement Relations Act 1999;
wh27753028v1 7

1.31. in relation to refusal of engagement, refusal of engagement agency services and detriment under regulations 5, 6 and 9 of the Engagement Relations Act 1999 (Blacklists) Regulations 2010;

1.32. in relation to the right to request time off for study or training under section 63I of the Engagement Rights Act 1996; and

1.33. in relation to the right to equal treatment, access to collective facilities and amenities, access to engagement vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010.

1.34. in relation to personal injury, of which the Employee is aware or ought reasonably to be aware of such claims at the date of this agreement;

1.35. for harassment under the Protection from Harassment Act 1997;

1.36. for failure to comply with obligations under the Human Rights Act 1998;

1.37. for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation ((EU) 2016/679);

1.38. arising as a consequence of the United Kingdom's membership of the European Union; and

1.39. in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015.

Schedule 2 - Adviser's certificate

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of [DETAILS]

[DATE]

Dear Sirs,

I am writing in connection with the agreement between my client, [NAME], and [NAME OF COMPANY] (Company) (Agreement) to confirm that:

1. I, [NAME OF ADVISER] of [FIRM], whose address is [ADDRESS], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2. I have given [NAME] legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 – Claims of the Agreement.

3. I gave the advice to [NAME] as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 5.4.

4. There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by [NAME] in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

[NAME OF ADVISER]

[DATE]